Exhibit 21.1

Abraxis BioScience, Inc.

List of Subsidiaries

The following is a list of subsidiaries of Abraxis BioScience, Inc., omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name	Where Incorporated

Abraxis BioScience, LLC	Delaware

Abraxis BioScience Canada, Inc.	Ontario, Canada

Abraxis BioScience International Holding Company, Inc.	Delaware

Abraxis BioScience International B.V.	Netherlands

Abraxis BioScience International C.V.	Netherlands

Abraxis BioScience Switzerland GmbH	Switzerland

South African Pharmatech (Pty) Limited	South Africa

Chicago Bioscience, LLC	Illinois

Resuscitation Technologies, LLC	Delaware

VivoRx Autoimmune, Inc.	California

Jefferson XIII, LLC	Delaware

Abraxis Bioscience Limited	United Kingdom

Abraxis Bioscience Australia Pty Ltd.	Australia

Drug Source Company, LLC	Delaware

Shimoda Biotech (Proprietary) Limited	South Africa

Platco Technologies (Proprietary) Limited	South Africa

Abraxis BioScience Puerto Rico, LLC	Puerto Rico

Abraxis BioScience France SAS	France

Abraxis BioScience Italy Srl	Italy

Abraxis BioScience Germany GmbH	Germany

Abraxis BioScience Spain Srl	Spain

Global Strategic Partners, LLC	Delaware

Cenomed BioSciences, LLC	Delaware